Exhibit 4.2

THIS WARRANT AND ANY SHARES OF COMMON STOCK ISSUED UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISPOSITION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

PERK INTERNATIONAL INC.

________INVESTOR WARRANTS

EACH TO PURCHASE ONE (1) SHARES

(SUBJECT TO ADJUSTMENT)

OF COMMON STOCK

(Void after September 30, 2017)

No:  ____ (Issued to: ___________________________________________)

This certifies that for value 0f $______, or registered assigns (“Holder”), is entitled, subject to the terms set forth below, at any time from and after ___________________ (the “Original Issuance Date”) and before 5:00 p.m., Eastern Time, on September 30, 2017 (the “Exercise Period”), to purchase from PERK INTERNATIONAL INC. , a Nevada corporation (the “Company”), one share (1) for each warrant and a total of _________________________   (________) shares (subject to adjustment as described herein), of the Common Stock, par value $.001 per share (which authorized class of shares is herein called the “Common Stock”) of the Company, as constituted on the Original Issuance Date, upon surrender hereof, at the principal office of the Company referred to below, with a duly executed subscription form in the form attached hereto as Exhibit A and simultaneous payment therefor in lawful money of the United States or otherwise as hereinafter provided, at the price per share equal to $0.25 per share, as may be adjusted as provided herein (the “Purchase Price”). The number and character of such shares of Common Stock are subject to further adjustment as provided below, and the term “Common Stock” shall include, unless the context otherwise requires, the stock and other securities and property at the time receivable upon the exercise of this Warrant. The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein.

This Warrant is one of a series of Warrants (the “Investor Warrants”) issued by the Company pursuant to the terms and conditions of a private placement (the “Private Placement”) of the Company’s securities as described in the Subscription Agreement between the Company and the Holder.

1.           Exercise.

(a)           This Warrant may be exercised at any time or from time to time from and after the Original Issuance Date and before 5:00 p.m., Eastern Time, on September 30, 2017, on any business day, for the full number of shares of Common Stock called for hereby, by surrendering it at the principal office of the Company, __________________________________________________________or such other place as the Company may designate, with the subscription form duly executed, together with payment in an amount equal to (a) the number of shares of Common Stock called for on the face of this Warrant, as adjusted in accordance with the preceding paragraph of this Warrant (without giving effect to any further adjustment herein) multiplied (b) by the Purchase Price. Payment of the Exercise Price is shall be made at Holder’s by payment in cash or by certified check, payable to the order of the Company, and shall accompany the Notice of Exercise form annexed hereto. The Warrant Exchange shall take place on the date specified in the Notice of Exercise or, if later, the date the Notice of Exchange is received by the Company (the “Exchange Date”). Certificates for shares of Common Stock issuable upon such Warrant Exchange and, if applicable, a new Warrant of like tenor evidencing the balance of the shares of Common Stock remaining subject to this Warrant, shall be issued as of the Exchange Date and delivered to the Holder within ten (10) days following the Exchange Date. This Warrant may be exercised for less than the full number of shares of Common Stock at the time called for hereby. Upon a partial exercise of this Warrant in accordance with the terms hereof, this Warrant shall be surrendered, and a new Warrant of the same tenor and for the purchase of the number of such shares not purchased upon such exercise shall be issued by the Company to Holder without any charge therefor. A Warrant shall be deemed to have been exercised immediately prior to the close of business on the date of its surrender for exercise as provided above, and the person entitled to receive the shares of Common Stock issuable upon such exercise shall be treated for all purposes as the holder of such shares of record as of the close of business on such date. Within ten (10) business days after such date (the “Share Delivery Date”), the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates for the number of full shares of Common Stock issuable upon such exercise, together with cash, in lieu of any fraction of a share, equal to such fraction of the then Fair Market Value on the date of exercise of one full share of Common Stock.

(b)           “Fair Market Value” shall mean, as of any date, (i) if shares of the Common Stock are listed on a national securities exchange, the average of the closing prices as reported for composite transactions during the ten (10) consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the closing bid and asked prices on such exchange on such trading day; (ii) if shares of the Common Stock are not so listed but are traded on the Nasdaq SmallCap Market (“NSCM”), the average of the closing prices as reported on the NSCM during the ten (10) consecutive trading days preceding the trading day immediately prior to such date or, if no sale occurred on a trading day, then the mean between the highest bid and lowest asked prices as of the close of business on such trading day, as reported on the NSCM; or if applicable, the Nasdaq National Market (“NNM”), or if not then included for quotation on the  NNM or NSCM, the average of the highest reported bid and lowest reported asked prices as reported by the OTC Bulletin Board or the National Quotations Bureau, as the case may be, or (iii) if the shares of the Common Stock are not then publicly traded, the fair market price, not less than book value thereof, of the Common Stock as determined in good faith by the independent members of the Board of Directors of the Company (the “Board”).

2.           Shares Fully Paid; Payment of Taxes. All shares of Common Stock issued upon the exercise of a Warrant shall be validly issued, fully paid and non-assessable, and the Company shall pay all taxes and other governmental charges (other than income taxes to the holder) that may be imposed in respect of the issue or delivery thereof.

3.           Transfer and Exchange. This Warrant and all rights hereunder are transferable, in whole or in part, on the books of the Company maintained for such purpose at its principal office referred to above by Holder in person or by duly authorized attorney, upon surrender of this Warrant together with a completed and executed assignment form in the form attached as Exhibit B, payment of any necessary transfer tax or other governmental charge imposed upon such transfer and an opinion of counsel reasonably acceptable the Company stating that such transfer is exempt from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”). Upon any partial transfer, the Company will issue and deliver to Holder a new Warrant or Warrants with respect to the shares of Common Stock not so transferred. Each taker and holder of this Warrant, by taking or holding the same, consents and agrees that this Warrant when endorsed in blank shall be deemed negotiable and that when this Warrant shall have been so endorsed, the holder hereof may be treated by the Company and all other persons dealing with this Warrant as the absolute owner hereof for any purpose and as the person entitled to exercise the rights represented hereby, or to the transfer hereof on the books of the Company, any notice to the contrary notwithstanding; but until such transfer on such books, the Company may treat the registered Holder hereof as the owner for all purposes.

This Warrant is exchangeable at such office for Warrants for the same aggregate number of shares of Common Stock, each new Warrant to represent the right to purchase such number of shares as the Holder shall designate at the time of such exchange.

4.           Anti-Dilution Provisions.

(a)           Adjustment for Dividends in Other Stock and Property Reclassifications. In case at any time or from time to time the holders of the Common Stock (or any shares of stock or other securities at the time receivable upon the exercise of this Warrant) shall have received, or, on or after the record date fixed for the determination of eligible shareholders, shall have become entitled to receive, without payment therefor,

(i)           other or additional stock or other securities or property (other than cash) by way of dividend,

(ii)          any cash or other property paid or payable out of any source other than retained earnings (determined in accordance with generally accepted accounting principles), or

(iii)         other or additional stock or other securities or property (including cash) by way of stock-split, spin-off, reclassification, combination of shares or similar corporate rearrangement, (other than (x) additional shares of Common Stock or any other stock or securities into which such Common Stock shall have been changed, (y) any other stock or securities convertible into or exchangeable for such Common Stock or such other stock or securities or (z) any Stock Purchase Rights, issued as a stock dividend or stock-split, adjustments in respect of which shall be covered by the terms of Sections 4(c), 4(d) or 4(e), then and in each such case Holder, upon the exercise hereof as provided in Section 1, shall be entitled to receive the amount of stock and other securities and property (including cash in the cases referred to in clauses (2) and (3) above) which such Holder would hold on the date of such exercise if on the Original Issuance Date Holder had been the holder of record of the number of shares of Common Stock called for on the face of this Warrant, as adjusted in accordance with the first paragraph of this Warrant, and had thereafter, during the period from the Original Issuance Date to and including the date of such exercise, retained such shares and/or all other or additional stock and other securities and property (including cash in the cases referred to in clause (2) and (3) above) receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by Section 4(a) and Section 4(b).

(b)           Adjustment for Reorganization, Consolidation and Merger. In case of any reorganization of the Company (or any other corporation the stock or other securities of which are at the time receivable on the exercise of this Warrant) after the Original Issuance Date, or in case, after such date, the Company (or any such other corporation) shall consolidate with or merge into another corporation or entity or convey all or substantially all its assets to another corporation or entity, then and in each such case Holder, upon the exercise hereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the stock or other securities and property receivable upon the exercise of this Warrant prior to such consummation, the stock or other securities or property to which such Holder would have been entitled upon such consummation if Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in Sections 4(a), 4(b), 4(c) and 4(d); in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after such consummation.

(c)           Adjustment for Certain Dividends and Distributions. If the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event:

(i)           the Purchase Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Purchase Price then in effect by a fraction (A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date as the case may be, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Purchase Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the Purchase Price shall be adjusted pursuant to this Section 4(c) as of the time of actual payment of such dividends or distributions; and

(ii)          the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be increased, as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, in inverse proportion to the decrease in the Purchase Price.

(d)           Stock Split and Reverse Stock Split. If the Company at any time or from time to time effects a reverse stock split or subdivision of the outstanding Common Stock, the Purchase Price then in effect immediately before that stock split or subdivision shall be proportionately decreased and the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be proportionately increased. If the Company at any time or from time to time effects a reverse stock split or combines the outstanding shares of Common Stock into a smaller number of shares, the Purchase Price then in effect immediately before that reverse stock split or combination shall be proportionately increased and the number of shares of Common Stock theretofore receivable upon the exercise of this Warrant shall be proportionately decreased. Each adjustment under this Section 4(d) shall become effective at the close of business on the date the stock split, subdivision, reverse stock split or combination becomes effective.

(e)           No Impairment. The Company will not, by amendment of its Amended and Restated Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holders of the Warrants against impairment.

(f)           Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of a Warrant a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of a Warrant, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) Purchase Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the exercise of the Warrant.

5.           Notices of Record Date. In case:

(a)           the Company shall take a record of the holders of its Common Stock (or other stock or securities at the time receivable upon the exercise of the Warrants) for the purpose of entitling them to receive any dividend or other distribution, or any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other right, or

(b)           of any capital reorganization of the Company, any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation, or any conveyance of all or substantially all of the assets of the Company to another corporation, or

(c)           of any voluntary dissolution, liquidation or winding-up of the Company, then, and in each such case, the Company will mail or cause to be mailed to each holder of a Warrant at the time outstanding a notice specifying, as the case may be, (a) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (b) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is expected to take place, and the time, if any is to be fixed, as of which the holders of record of Common Stock (or such stock or securities at the time receivable upon the exercise of the Warrants) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up, such notice shall be mailed at least twenty (20) days prior to the date therein specified.

6.           Loss or Mutilation. Upon receipt by the Company of evidence satisfactory to it (in the exercise of reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of any Warrant and (in the case of loss, theft or destruction) of indemnity satisfactory to it (in the exercise of reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof, the Company will execute and deliver in lieu thereof a new Warrant of like tenor.

7.           Reservation of Common Stock. The Company shall at all times reserve and keep available for issue upon the exercise of Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants.

8.           Registration Rights. The Holder of this Warrant and the Common Stock issuable upon the exercise hereof is entitled to have such Common Stock registered under the 1933 Act in accordance with the registration rights provisions contained in a Subscription Agreement between the Company and the initial Holder of this Warrant, of even date herewith.

9.           Redemption of Warrants.

(a)           Commencing on the Original Issue Date, on not less than ten (10) days’ written notice (the “Redemption Notice”) to all registered holders of the Investor Warrants, the Investor Warrants may be redeemed, at the option of the Company, in whole and not in part, at a redemption price of $0.05 per Investor Warrants (the “Redemption Price”), provided either (i) (A) the average closing bid price of the Company’s Common Stock shall equal or exceed $0.25 per share for the twenty (20) consecutive trading days (the “Target Price”), subject to adjustments as set forth in Section 9(f) hereafter, (B) the Common Stock is traded on a national securities exchange or quoted on the pink sheets, OTCBB or higher exchange or quotation medium; and (C) the average trading volume of the Common Stock during such thirty-day period is equal to or greater than 200,000 shares per day; and (ii) a registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) has been ordered effective by the Securities and Exchange Commission covering the resale of the Shares issuable upon exercise of the Warrants or in the opinion of counsel to the Company such shares may be resold without registration under the Act.

(b)           If the conditions set forth in Section 9(a) are met, and the Company desires to exercise its right to redeem the Investor Warrants, it shall mail a Redemption Notice to each of the registered Holders, first class mail, postage prepaid, not later than the thirtieth (30th) day before the date fixed for redemption  (the “Redemption Date”).

(c)           The Redemption Notice shall specify (i) the Redemption Price, (ii) the Redemption Date, (iii) the place where the Investor Warrant certificates shall be delivered and the redemption price paid, and (iv) that the right to exercise this Warrant shall terminate at 5:00 p.m. (Nevada time) on the business day immediately preceding the Redemption Date. No failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceedings for such redemption except as to a Holder (a) to whom notice was not mailed or (b) whose notice was defective. An affidavit of the Secretary or an Assistant Secretary of the Company that the Redemption Notice has been mailed shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(d)           Any right to exercise this Warrant shall terminate at 5:00 p.m. (Nevada time) on the business day immediately preceding the Redemption Date. On and after the Redemption Date, the Holder of this Warrant shall have no further rights except to receive, upon surrender of this Warrant, the Redemption Price.

(e)           From and after the Redemption Date, the Company shall, at the place specified in the Redemption Notice, upon presentation and surrender to the Company by or on behalf of the Holder thereof of one or more Investor Warrant certificates evidencing Investor Warrants to be redeemed, deliver, or cause to be delivered to or upon the written order of such holder a sum in cash equal to the Redemption Price of each such Investor Warrant. From and after the Redemption Date and upon the deposit or setting aside by the Company of a sum sufficient to redeem all the Investor Warrants called for redemption, such Investor Warrants shall expire and become void and all rights hereunder, except the right to receive payment of the Redemption Price, shall cease.

(f)            If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common stock, the Target Price shall be proportionately adjusted by the ratio which the total number of shares of Common Stock outstanding immediately prior to such event bears to the total number of shares of Common Stock to be outstanding immediately after such event.

10.           Notices. All notices and other communications from the Company to the Holder of this Warrant shall be mailed by first class, registered or certified mail, postage prepaid, to the address furnished to the Company in writing by the last holder of this Warrant who shall have furnished an address to the Company in writing.

11.           Change; Modifications; Waiver. The terms of this Warrant may be amended, waived or modified solely by agreement of the Company and holders of Investor Warrants owning greater than a majority of the shares of Common Stock issuable upon the exercise of all of the then outstanding Investor Warrants.

12.           Headings. The headings in this Warrant are for purposes of convenience in reference only, and shall not be deemed to constitute a part hereof.

13.           Law Governing. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada without regard to the conflicts of laws principles thereof. The parties hereto hereby irrevocably agree that any suit or proceeding arising directly and/or indirectly pursuant to or under this Agreement, shall be brought solely in a federal or state court located in the City, County and State of Nevada. By its execution hereof, the parties hereby covenant and irrevocably submit to the in personam jurisdiction of the federal and state courts located in the City, County and State of Nevada and agree that any process in any such action may be served upon any of them personally, or by certified mail or registered mail upon them or their agent, return receipt requested, with the same full force and effect as if personally served upon them in Nevada City. The parties hereto waive any claim that any such jurisdiction is not a convenient forum for any such suit or proceeding and any defense or lack of in personam jurisdiction with respect thereto. In the event of any such action or proceeding, the party prevailing therein shall be entitled to payment from the other party hereto of its reasonable counsel fees and disbursements in an amount judicially determined.

Dated: _________________

PERK INTERNATIONAL INC.

By:
Name:
Title:

EXHIBIT A

SUBSCRIPTION FORM

(To be executed only upon exercise of Warrant)

The undersigned registered owner of this Warrant irrevocably exercises this Warrant and purchases _______ of the number of shares of Common Stock of PERK INTERNATIONAL INC. , purchasable with this Warrant, and herewith makes payment therefor, all at the price and on the terms and conditions specified in this Warrant.

Dated:

(Signature of Registered Owner)

(Street Address)

(City / State / Zip Code)

EXHIBIT B

FORM OF ASSIGNMENT

FOR VALUE RECEIVED the undersigned registered owner of this Warrant hereby sells, assigns and transfers unto the Assignee named below all of the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock set forth below:

Name of Assignee	Address	Number of Shares

and does hereby irrevocably constitute and appoint __________________________ Attorney to make such transfer on the books of PERK INTERNATIONAL INC. , maintained for the purpose, with full power of substitution in the premises.

Dated:

(Signature)

(Witness)

The undersigned Assignee of the Warrant hereby makes to PERK INTERNATIONAL INC. , as of the date hereof, with respect to the Assignee, all of the representations and warranties made by the Holder, and the undersigned Assignee agrees to be bound by all the terms and conditions of the Warrant and the Subscription Agreement, dated _________, 2010 by and between PERK INTERNATIONAL INC. , and the initial Holder of this Warrant.

Dated:

(Signature)